Exhibit 99.1

For more information contact:
Roger E. Gower, President/CEO
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4000

MCT REPORTS FOURTH QUARTER, YEAR END 2005 RESULTS

St. Paul, Minnesota. (February 28, 2006) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its fourth quarter and fiscal year ended December 31, 2005.

Net sales for the fourth quarter ended December 31, 2005 were $2.0 million, a sequential increase of 15.4% from the third quarter of 2005.  Revenues in the comparable period ended December 31, 2004 were $2.3M.  The net loss for the current quarter was $1.5 million (including inventory charges of $525K) or $0.06 per share compared to a loss of $1.8 million or $0.07 per share in the fourth quarter of 2004.

Net sales for the year ended December 31, 2005 were $7.1 million, a decrease of 51.6% from net sales of $14.6 million in the prior year.  The net loss for the 2005 was $5.1 million, or $0.20 per share, compared to a net loss of $2.0 million, or $0.08 per share in the prior year.

MCT’s Chief Executive Officer, Roger Gower, commented, “Looking backwards, although, our markets this past year have been very challenging, we have, as a company, achieved many key milestones.  We have continued to maintain our strip test market leadership by introducing new dynamic products in 2004 while reducing our overall expenses by $2.3M.  The results of our product performance are evident in our steady increase in revenues in Q3 and Q4.  Looking forward, we are experiencing exciting growth with Q4 bookings growing by 30% over Q3 and the recently completed financial restructuring providing us the needed working capital to respond to a moving market.  We are looking forward to 2006 which appears to provide some solid indications of an upturn”.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrakTM, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarters ended March 26, June 25, and September 24,  2005, respectively.

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Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Years ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2004	2005	2004

Net sales	$2,029	$2,252	$7,069	$14,602
Cost of sales:
Product	1,102	1,394	4,012	7,286
Inventory revaluation	525	—	525	—
Cost of sales	1,627	1,394	4,537	7,286

Gross profit	402	858	2,532	7,316
Gross margin	19.8%	38.1%	35.8%	50.1%

Selling, general and administrative	992	1,544	4,213	5,596
Research and development cost	466	731	1,980	2,841
Restructuring charge	1	35	107	35
Total operating expenses	1,459	2,310	6,300	8,472

Operating income (loss)	(1,057)	(1,452)	(3,768)	(1,156)

Interest and other	(445)	(305)	(1,335)	(892)

Net income (loss)	$(1,502)	$(1,757)	$(5,103)	$(2,048)

Net income (loss) per share:
Basic	$(0.06)	$(0.07)	$(0.20)	$(0.08)
Diluted	$(0.06)	$(0.07)	$(0.20)	$(0.08)

Weighted average shares outstanding:
Basic	26,215	25,269	25,894	25,013
Diluted	26,215	25,269	25,894	25,013

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Dec. 31,	Dec. 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$77	$166
Accounts receivable, net	1,661	2,035
Inventories, net	2,194	3,057
Other current assets	169	189
Total current assets	4,101	5,447
Property, net	148	270
Debt issuance costs and other, net	297	405
Total assets	$4,546	$6,122

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$425	$967
Bank line of credit	2,630	1,583
Accrued liabilities	1,101	1,093
Current portion long-term obligations	133	67
Total current liabilities	4,289	3,710
Long-term debt	3,683	1,458
10% senior subordinated convertible debt	3,630	3,630
Total stockholders’ deficit	(7,056)	(2,676)
Total liabilities and stockholders’ deficit	$4,546	$6,122